PRESS RELEASE

Endovasc Submits Protocol for Phase III Clinical Trial of Liprostin

MONTGOMERY, Texas--March 6, 2006--Endovasc, Inc. - (OTCBB: EVSC - News) a Business Development Company focused on acquiring and investing in innovative drug development in the areas of cardiovascular and metabolic medicine, announced today that the Company has submitted to the U.S. Food and Drug Administration (FDA) its protocol for a Phase IIIa clinical trial of Liprostin(TM) for the treatment of intermittent claudication, a symptom of peripheral arterial disease.

As outlined in the protocol, the Phase IIIa trial is a randomized, Placebo-controlled, double-blinded, pharmacokinetic study of two dose levels of Liprostin(TM) or Placebo administered once-weekly for six weeks. Patients will be followed during the six weeks of infusions and in addition to these sessions, will also be assessed at eight weeks, ten weeks, and four and six months after their first treatment. At the four month follow-up visit, patients, including those assigned to Placebo, may be eligible for open-label treatment with Liprostin. The trial will enroll approximately 60 patients located at six to ten sites in the US.

The primary endpoint of this trial will be the measured change in maximum walking distance from baseline. The trial also consists of several secondary endpoints which include pain free walking distance, limb ischemia scores and the Peripheral Arterial Disease Walking Impairment Questionnaire (PADWIQ).

Diane Dottavio, President and CEO of Endovasc, commented, "Over 4 Million Americans suffer from intermittent claudication for which there is currently no effective drug treatment available. The lack of effective treatment options causes many patients with leg pain resulting from this condition to go untreated."

Intermittent claudication occurs when the arteries that supply blood to the legs become clogged with fatty deposits. This painful condition includes aches or cramps in the calf, buttock, or thigh muscles that occur when patients walk or exercise and stop when they rest.

"The submission of this Phase IIIa protocol represents an important milestone for us and is a result of extensive work and diligence conducted by everyone at Endovasc, including tremendous support from our CRO, Synergos. Armed with compelling results from our previous Phase II study, we are eager to begin enrolling clinical sites," continued Dr. Dottavio.

About Endovasc

Endovasc, Inc., established in 1996, is a Business Development Company focused on acquiring and investing in innovative drug development in the areas of cardiovascular and metabolic medicine. Endovasc's subsidiaries include: Liprostin Inc., which holds the intellectual property for a liposomal based treatment to increase circulation and reduce leg pain in patients suffering from vascular disease; Nutraceutical Development Corporation which has an agreement in place with an innovative product development company to commercialize its muscle mass enhancing product; and Prostent, a stent coating technology.

For more information about Endovasc, please visit www.endovasc.com.

Safe Harbor Statement

To the extent that statements in this press release are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of Endovasc's product development, events conditioned on stockholder or other approval, or otherwise as to future events, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect Endovasc's actual results and could cause results to differ from those contained in these forward-looking statements are the risk that financial conditions may change, risks relating to the progress of research and development, the risk that Endovasc will not be able to raise additional capital or enter into additional collaboration agreements. Those associated risks and others are further described in Endovasc's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-KSB, 10-QSB and 8-K, and any amendments thereto.

Contact:
ZA Consulting Inc.
David Zazoff, 212-505-5976